EXHIBIT 10.7

AMENDMENT
TO
PHANTOM UNITS AGREEMENT

This Amendment (the “Amendment”) to the Phantom Units Agreement dated as of _____________, 20__ (the “Agreement”) by and between Cheniere Energy Partners GP, LLC (“Company”) and ______________ (“Participant”) is adopted by Company, effective as of _____________, 2012. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Agreement or if not defined herein or in the Agreement, as defined in the Cheniere Energy Partners, L.P. Long-Term Incentive Plan (the “Plan”) pursuant to which the Agreement was established.

RECITALS

WHEREAS, Company and Participant are parties to the Agreement, which was entered into pursuant to the terms of the Plan; and
WHEREAS, Company desires to amend certain provisions of the Agreement as set forth herein pursuant to Section V of Notice 2010-6 issued by the Internal Revenue Service; and
WHEREAS, Company desires to amend the Agreement further in connection with the execution of the Unit Purchase Agreement among Cheniere Energy Partners, L.P., Cheniere Energy, Inc., and Blackstone CQP Holdco LP (the definitive agreement related to the initial equity financing of the Sabine Pass Liquefaction project); and
WHEREAS, Participant desires to acknowledge and accept the Amendment as set forth herein; and
WHEREAS, the purpose of the Amendment is to (i) amend the definition of “Disability” as used in the Agreement, (ii) clarify the definition of “Change in Control” as used in the Agreement and (iii) to establish an additional vesting event under the Agreement with respect to the Phantom Units without changing the time or form of payment of the compensation payable to Participant resulting from the accelerated vesting of the Phantom Units;
NOW, THEREFORE, Company hereby amends the Agreement as follows:
1.    Paragraph 3 of the Agreement hereby is amended by adding the following language to the end of the first paragraph thereof:
(each such date, a “Time-Based Vesting Date”).
2.    Paragraph 3 of the Agreement hereby is amended by restating the first and second sentences of the last paragraph thereof in its entirety to read as follows:
To the extent a Phantom Unit shall become fully vested and the restrictions imposed thereon shall have lapsed pursuant to this Paragraph 3 or earlier pursuant to Paragraph 6 of this Phantom Units Agreement, Participant shall be entitled to receive an amount of cash equal to the Fair Market Value of a Unit on the applicable vesting date, or with respect to a Phantom Unit that becomes vested as a result of Participant's termination of service following the “Definitive Agreement Execution Date” as defined in Paragraph 6, the Fair Market Value of a Unit on the applicable payment date described in Paragraph 6. Except as provided otherwise in Paragraph 6 of this Phantom Units Agreement, such payment shall be made as soon as practicable, but in no event later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs as provided for in this Phantom Units Agreement and the restrictions lapse.
3.    Paragraph 6 of the Agreement hereby is amended by restatement in its entirety to read as follows:
Except as provided otherwise in this Paragraph 6, if Participant's service with Company and its Affiliates shall be terminated for any reason, any unvested Phantom Units outstanding at the time of such termination and all rights thereunder shall be forfeited without payment under Paragraph 3 or 5 and no further vesting shall occur; provided however, that any Phantom Units not then vested shall vest upon the death or Disability of Participant. For purposes of this Phantom Units Agreement, the term “Disability” as it relates to Participant shall mean that Participant is “disabled” as described in accordance with Treasury Regulation Section 1.409A-3(i)(4) and Section 409A(a)(2)(C) of the Code.
In the event of a Change in Control, any Phantom Units not then vested shall vest upon the resignation or removal of Participant from service with Company and its Affiliates for any reason within one (1) year from the effective date of such Change in Control and be paid pursuant to Paragraph 3 of this Phantom Units Agreement as a result of such vesting event. As provided for in the Plan, with respect to any amounts payable to Participant under this Phantom Units Agreement that would be considered “non-qualified deferred compensation” under Section 409A of the Code, the term “Change in Control” shall mean a change in the ownership or effective control of the Partnership or the Company, or in the ownership of a substantial portion of the assets of the Partnership or the Company, determined in each case under Section 409A of the Code and applicable Treasury Regulations.
In the event the Partnership enters into a definitive agreement related to the initial equity financing of the Sabine Pass Liquefaction project during the term of this Phantom Units Agreement, any Phantom Units not then vested shall vest upon the resignation or removal of Participant from service with Company and its Affiliates following the execution date of such definitive agreement (the “Definitive Agreement Execution Date”) and Participant shall receive a payment or payments with respect to the Phantom Units that become vested as a result of such termination of service as provided below. Notwithstanding the general payment timing provisions described in Paragraph 3 of this Phantom Units Agreement, if Participant's Phantom Units become vested pursuant to this paragraph as a result of Participant's termination of service following the Definitive Agreement Execution Date, Participant shall be paid an amount determined pursuant to Paragraph 3 of this Phantom Units Agreement at the same time and in the same percentages described in Paragraph 3 of this Phantom Units Agreement as Participant would have been paid on each of the remaining Time-Based Vesting Dates had

Participant remained in the service of Company and its Affiliates, or on the earlier death or Disability of Participant.
5.    The Agreement hereby is amended to add a new Paragraph 14 to the Agreement to read as follows:
14.    Section 409A of the Code. This Phantom Units Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Phantom Units Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding anything to the contrary in this Phantom Units Agreement, with respect to any amounts payable to Participant under this Phantom Units Agreement in connection with a termination of Participant's service with Company that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of service be considered to have occurred under this Phantom Units Agreement unless such termination constitutes the Participant's “separation from service” with Company as such term is defined in Treasury Regulation Section 1.409A-1(h), and any successor provision thereto. Notwithstanding anything to the contrary contained in this Phantom Units Agreement, with respect to any amounts payable to Participant under this Phantom Units Agreement during a specified period of time following the occurrence of a payment event, the actual date of payment during such specified period will be determined by Company, in its sole and absolute discretion.
IN WITNESS WHEREOF, Company has caused the Amendment to be executed by its duly authorized officers as of the day and year first written above.

CHENIERE ENERGY PARTNERS GP, LLC

By:
Printed Name:
Title:

ACKNOWLEDGED AND ACCEPTED

By:
Participant

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